INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ______ )

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AMERCO

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMERCO PROXY STATEMENT 2003 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 7, 2003
ELECTION OF DIRECTORS
OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
BOARD REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
EXECUTIVE OFFICERS OF THE COMPANY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CHAPTER 11 FILING
DERIVATIVE ACTION
RELATIONSHIP WITH INDEPENDENT AUDITORS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
OTHER MATTERS

AMERCO

1325 AIRMOTIVE WAY, SUITE 100
RENO, NEVADA 89502-3239

NOTICE AND PROXY STATEMENT*
FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, NOVEMBER 7, 2003

TO THE STOCKHOLDERS:

     The 2003 Annual Meeting of the Stockholders of AMERCO (the “Company”) will be held at the Airport Plaza Hotel, 1981 Terminal Way, Reno, Nevada 89502, on Friday, November 7, 2003, at 11:00 a.m. (local time) to (1) elect two Class I Directors to serve until the 2007 Annual Meeting of Stockholders; and (2) consider and act upon any other business that may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on September 10, 2003 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment(s) thereof.

     A copy of the Company’s Annual Report for the year ended March 31, 2003 is enclosed, but is not deemed to be part of the official proxy soliciting materials.

     Subject to applicable law, if any other matters properly come before the meeting, the person named in the enclosed proxy will vote thereon in accordance with his judgment. The Company’s management cordially invites you to attend the meeting. In fairness to all stockholders, and in the interest of an orderly meeting, we ask all stockholders attending the meeting to observe the annual meeting procedures attached hereto as Exhibit A.

By order of the Board of Directors,

/s/ Gary V. Klinefelter

Gary V. Klinefelter
Secretary and General Counsel

     STOCKHOLDERS ARE URGED TO SIGN, DATE, AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

*Approximate date of mailing to stockholders: October 1, 2003

AMERCO

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 7, 2003

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of AMERCO, a Nevada corporation (the “Company”), for use at the 2003 Annual Meeting of Stockholders to be held on Friday, November 7, 2003 at 11:00 a.m. at the Airport Plaza Hotel, 1981 Terminal Way, Reno, Nevada 89502 (the “Meeting”), and at any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on September 10, 2003 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, the Company had outstanding 14,959,004 shares of its Common Stock, $0.25 par value, and 5,662,495 shares of its Series A Common Stock, $0.25 par value (collectively, the “Common Stock”).

     One-third of the outstanding shares entitled to vote and to be represented in person or by proxy at the Meeting will constitute a quorum for the conduct of business. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on the matter is required to approve any matter.

     Each stockholder is entitled to one vote per share of Common Stock for the election of directors and on all other matters that may properly be brought before the Meeting. If the accompanying proxy is signed and returned, the shares represented thereby will be voted in accordance with any directions on the proxy. If a proxy does not specify how the shares represented thereby are to be voted, it is intended that it will be voted for the director nominees named herein. Any stockholder giving the enclosed form of proxy may revoke it at any time before it is voted at the Meeting by filing with the Secretary of the Company a document revoking the proxy or by submitting a proxy bearing a later date. The revocation of the proxy will not affect any vote taken prior to such revocation. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about October 1, 2003.

     The solicitation of all proxies will be made primarily by mail and the cost of such solicitation will be borne by the Company. The Company will reimburse fiduciaries, nominees, and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners. Proxies may be solicited by telephone, telegraph, facsimile transmission, and in person by employees of the Company.

     Subject to applicable law, if any other matters properly come before the Meeting, the person named in the enclosed proxy will vote thereon in accordance with his judgment.

ELECTION OF DIRECTORS

     The Company’s Board of Directors consists of eight directors. The Company’s Articles of Incorporation provide for the division of the Board of Directors into four classes, designated Class I, Class II, Class III, and Class IV. Subject to applicable law, each class shall consist, as nearly as may be possible, of one-fourth of the total number of directors constituting the entire Board of Directors. The term of each directorship is four years and the terms of the four classes are staggered in a manner so that in most cases only one class is elected by the stockholders annually.

     At the Meeting, two Class I directors will be elected to serve until the 2007 Annual Meeting of Stockholders. It is the intention of the individual named in the enclosed form of proxy to vote for the two nominees named below unless instructed to the contrary. However, if any nominee named herein becomes unavailable to serve at the time of election (which is not anticipated), and, as a consequence, other nominees are designated, the person named in the proxy or other substitutes shall have the discretion or authority to vote or refrain from voting in accordance with his judgment with respect to other nominees. The two Class I director nominees receiving the largest number of votes in favor of their election will be elected as Class I directors.

     Directors are elected by a plurality of the shares represented at the meeting, in person or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present. Votes may be cast FOR the nominees or WITHHELD. In addition, a stockholder may indicate that he or she is voting FOR the nominee except for any nominee(s) specified in writing on the proxy card. The two Class I nominees who receive the greatest number of votes cast FOR the election of such nominees shall be elected as directors. As a result, any vote other than a vote FOR the nominee will have the practical effect of voting AGAINST the nominee. An abstention will have the same effect as voting WITHHELD for election of directors, and a broker non-vote will not be treated as voting in person or by proxy on the proposal.

Management Nominees For Election As Class I Directors
(To serve until the 2007 Annual Meeting)

John P. Brogan
James J. Grogan

     JOHN P. BROGAN, 59, has served as a Director of the Company since August 1998 and has served as the Chairman of Muench-Kreuzer Candle Company since 1980. He has been involved with various companies including a seven year association with Alamo Rent-A-Car that ended in 1986. He is a member of the American Institute of Certified Public Accountants and served as Chairman of the Board of Trustees, College of the Holy Cross, from 1988 to 1996.

     JAMES J. GROGAN, 49, has served as a Director of the Company since August 1998 and is the CEO of Loreto Bay Company. He was President of G.W. Holdings, a diversified investment company, from 2001 to 2002. Throughout 1999 and 2000, he served as President and CEO of Sterling Financial Corporation, a Toronto Stock Exchange company focused on real estate investments. He was the Senior Executive Vice President of UDC Homes, a homebuilder, from 1996 to 1998. He serves on the Board of Directors of several charitable organizations.

Directors Continuing In Office

Class	Name	Term Expires

Class II	Edward J. Shoen	2004
Class II	M. Frank Lyons	2004
Class III	John M. Dodds	2005
Class III	James P. Shoen	2005
Class IV	William E. Carty	2006
Class IV	Charles J. Bayer	2006

     EDWARD J. SHOEN, 54, has served as a Director and Chairman of the Board of the Company since 1986, as President since 1987, as a Director of U-Haul International, Inc. (“U-Haul”) since 1990, and as the President of U-Haul since 1991. Mr. Shoen has been associated with the Company since 1971.

     M. FRANK LYONS, 67, was elected to the Board on February 6, 2002 to fill the vacancy created by the resignation of Richard J. Herrera. Mr. Lyons served in various positions with the Company from 1959 until 1991, including 25 years as the president of Warrington Manufacturing. From 1991 until his retirement in 2000 he was president of Evergreen Realty, Inc.

     JOHN M. DODDS, 66, has served as a Director of the Company since 1987 and Director of U-Haul since 1990. Mr. Dodds has been associated with the Company since 1963. He served in regional field operations until 1986 and served in national field operations until 1994. Mr. Dodds retired from the Company in 1994.

     JAMES P. SHOEN, 43, has served as a director of the Company since 1986 and was Vice President of the Company from 1989 to November 2000. Mr. Shoen has been associated with the Company since 1976. He served from 1990 to November 2000 as Executive Vice President of U-Haul.

     WILLIAM E. CARTY, 76, has served as a Director of the Company since 1987 and as a Director of U-Haul since 1986. He has been associated with the Company since 1946. He has served in various executive positions in all areas of the Company. Mr. Carty retired from the Company in 1987.

     CHARLES J. BAYER, 63, has served as a Director of the Company since 1990 and has been associated with the Company since 1967. He has served in various executive positions and served as President of Amerco Real Estate Company until his retirement in October 2000.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

     The full Board of Directors of the Company met nine times during the fiscal year ended March 31, 2003. No director attended fewer than 75% of the meetings of the full Board of Directors and of the committees on which he served. The annual fee for all services as a director of the Company prior to June 4, 2003 was $26,400. Effective on that date, the annual fee was increased to $50,000. This amount is paid in equal monthly installments. The Board of Directors has appointed the following standing committees: Audit Committee, Compensation Committee, Executive Finance Committee, and Independent Governance Committee. The Company does not have a nominating committee. The Audit Committee members receive a $50,000 annual fee. The Executive Finance Committee and Compensation Committee members each receive a $20,000 annual fee. Non-director members of the Independent Governance Committee receive a $50,000 annual fee. The director members of the Independent Governance Committee receive a $25,000 annual fee. Listed below is a summary of the Company’s four committees, and the membership of those committees.

     Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as to financial reporting, audit functions and risk management. The Audit Committee monitors the financial information that is provided to stockholders and others, the independence and performance of the Company’s independent auditors and internal audit department and the systems of internal control established by management and the Board of Directors. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The Audit Committee is composed of John P. Brogan, James J. Grogan and John M. Dodds and met six times during the fiscal year ended March 31, 2003. Messrs. Brogan, Grogan and Dodds are considered “independent” pursuant to the New York Stock Exchange and NASDAQ listing standards (as currently in effect and as proposed).

     Executive Finance Committee. The Executive Finance Committee is authorized to act on behalf of the Board of Directors in approving any transaction involving the finances of the Company. It has the authority to give final approval for the borrowing of funds on behalf of the Company without further action or approval of the Board of Directors. The Executive Finance Committee is composed of Edward J. Shoen, John P. Brogan and Charles J. Bayer.

     Compensation Committee. The Compensation Committee reviews the Company’s executive compensation plans and policies, including benefits and incentives, to ensure that they are consistent with the goals and objectives of the Company. It reviews and makes recommendations to the Board of Directors regarding management recommendations for changes in executive compensation. The Compensation Committee also monitors management plans and programs for the retention, motivation and development of senior management. The Compensation Committee met once during the fiscal year ending March 31, 2003. The Compensation Committee is composed of John P. Brogan and James J. Grogan, non-employee directors of the Company.

     Independent Governance Committee. On April 9, 2003, the Company’s Board of Directors approved the formation of an Independent Governance Committee. The

Independent Governance Committee is co-chaired by two independent members of the Board, James J. Grogan and John P. Brogan. Thomas W. Hayes, the former State Treasurer of California, and Paul A. Bible, a partner in the Reno-based law firm of Bible, Hoy & Trachok, are also members of this committee. Neither Mr. Hayes nor Mr. Bible are members of the Company’s Board of Directors. The Independent Governance Committee monitors and evaluates the Company’s corporate governance principles and standards and proposes to the Board any modifications thereto as deemed appropriate for sound corporate governance. In addition, this committee reviews potential candidates for Board membership. The committee may review, or choose not to review, other matters as referred to it by the Board. The committee has the authority to and a budget from which to retain professionals. The committee membership term is one year and each member is determined by the Board to be free of any relationship that would interfere with his exercise of independent judgment as member of this committee.

     Mr. Hayes was president of Metropolitan West Financial Inc, a diversified financial management company with over $60 billion in managed funds. He has also served as the State Treasurer of California, California’s Director of Finance, and was responsible for overseeing the successful restructuring of Orange County’s investment pool, following that county’s Chapter 11 filing.

     Mr. Bible currently serves as the Chairman of the Compliance Committee for H Group Holding, Inc., the holding company of Hyatt Corporation. He also serves as Chairman of the Compliance Committee for Jacobs Entertainment, Inc., the holding company of Black Hawk Gaming & Development Company, Inc. He is the former Chairman of the Board of Trustees of the University of Nevada, Reno Foundation, and is the former Chairman of the Nevada Gaming Commission.

     Advisory Board Members. In addition to the four committees described above, on April 9, 2003, the Board of Directors authorized Advisory Board Members pursuant to the following resolution:

     “RESOLVED, that the Board hereby authorizes the addition to the Board of up to two (2) Advisory Board Members who shall serve at the will of the Board, and

     FURTHER RESOLVED, that these Advisory Board Members shall not officially vote, but shall be given full and complete access to all the affairs of the Board, including all meetings and votes of the Board, and shall be treated in all other respects as a Board member.”

     On June 4, 2003, the Board of Directors appointed Michael L. Gallagher as a member of the Advisory Board. Mr. Gallagher is a senior partner in the law firm Gallagher & Kennedy. Mr. Gallagher is also a director of Pinnacle West Capital Corporation and the Omaha World Herald Company.

     See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for additional information relating to the directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

     To the best of the Company’s knowledge, the following table lists, as of June 30, 2003 (1) the beneficial ownership of the Company’s equity securities of each director and director nominee of the Company, of each executive officer named on page 9, and of all directors and executive officers of the Company as a group; (2) the beneficial ownership of Common Stock of those persons who beneficially own more than five percent (5%) of the Company’s Common Stock; and (3) the beneficial ownership of each director and director nominee of the Company, of each executive officer named on page 9, and of all directors and executive officers of the Company as a group, of the percentage of net payments received by such persons during the 2003 fiscal year in respect of fleet-owner contracts issued by U-Haul.

				Percentage of
	Shares of Common		Percentage of	Net Fleet Owner
Name and Address of	Stock Beneficially		Common Stock	Contract
Beneficial Owner	Owned		Class	Payments
Edward J. Shoen (1) Chairman of the Board, President and Director 2727 N. Central Ave Phoenix, AZ 85004	3,487,645	(2)	16.9	.001
Mark V. Shoen (1) President, U-Haul Phoenix Operations 2727 N. Central Ave Phoenix, AZ 85004	3,355,471	(2)	16.3	N/A
James P. Shoen (1) Director 1325 Airmotive Way Reno, NV 89502	2,049,962	(2)	9.9	N/A
Sophia M. Shoen 5104 N. 32nd Street Phoenix, AZ 85018	1,388,668	(2)	6.7	N/A
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,143,500	(3)	5.5	N/A
Paul F. Shoen P.O. Box 524 Glenbrook, NV 89413	1,110,442	(2)	5.4	N/A

			Percentage of
	Shares of Common	Percentage of	Net Fleet Owner
Name and Address of	Stock Beneficially	Common Stock	Contract
Beneficial Owner	Owned	Class	Payments
The ESOP Trust (2) 2727 N. Central Ave Phoenix, AZ 85004	2,402,456	11.7	N/A
John M. Dodds Director 2727 N. Central Ave Phoenix, AZ 85004	0	0	N/A
William E. Carty (1) Director 2727 N. Central Ave Phoenix, AZ 85004	0	0	N/A
Charles J. Bayer Director 2727 N. Central Ave Phoenix, AZ 85004	2,186	**	.001
John P. Brogan Director and Director Nominee 2727 N. Central Ave Phoenix, AZ 85004	6,000	**	N/A
James J. Grogan Director and Director Nominee 2727 N. Central Ave Phoenix, AZ 85004	100	**	N/A
M. Frank Lyons Director 2727 N. Central Ave Phoenix, AZ 85004	300	**	N/A
Gary V. Klinefelter Secretary and General Counsel 2727 N. Central Ave Phoenix, AZ 85004	3,513	**	N/A

			Percentage of
	Shares of Common	Percentage of	Net Fleet Owner
Name and Address of	Stock Beneficially	Common Stock	Contract
Beneficial Owner	Owned	Class	Payments
Gary B. Horton	2,657	**	N/A
Treasurer of AMERCO and Assistant Treasurer of U-Haul
Ronald C. Frank	2,592	**	.002
Executive V.P. Field Operations of U-Haul 2727 N. Central Ave Phoenix, AZ 85004
Officers and Directors	8,917,548	43.2	.004
as a group (17 persons)(1)

**The percentage of the referenced class beneficially owned is less than one percent.

(1)	Edward J. Shoen, Mark V. Shoen, James P. Shoen, and William E. Carty beneficially own 16,300 shares (0.26%), 16,700 shares (0.27%), 31,611 shares (0.51%), and 12,000 shares (0.19%) of the Company’s Series A 8½% Preferred Stock, respectively. The executive officers and directors as a group beneficially own 77,611 shares (1.27%) of the Company’s Series A 8½% Preferred Stock.

(2)	The complete name of the ESOP Trust is the ESOP Trust Fund for the AMERCO Employee Savings and Employee Stock Ownership Trust. The ESOP Trustee, which consists of three individuals without a past or present employment history or business relationship with the Company, is appointed by the Company’s Board of Directors. Under the ESOP, each participant (or such participant’s beneficiary) in the ESOP directs the ESOP Trustee with respect to the voting of all Common Stock allocated to the participant’s account. All shares in the ESOP Trust not allocated to participants are voted by the ESOP Trustee. As of June 30, 2003, of the 2,402,456 shares of Common Stock held by the ESOP Trust, 1,607,509 shares were allocated to participants and 794,947 shares remained unallocated. The number of shares reported as beneficially owned by Edward J. Shoen, Mark V. Shoen, James P. Shoen, Paul F. Shoen, and Sophia M. Shoen include Common Stock held directly by those individuals and 3,964, 3,690, 3,648, 779, and 196 shares of Common Stock, respectively, allocated by the ESOP Trust to those individuals. Those shares are also included in the number of shares held by the ESOP Trust.

(3)	The ownership information set forth herein is based on material contained in a Schedule 13G, dated February 13, 2003, filed with the SEC by William Nasgovitz and Heartland Advisors, Inc. According to the Schedule 13G, Heartland

Advisors, Inc. has sole voting and sole dispositive power over 264,200 and 1,143,500 shares, respectively. According to the same Schedule 13G, Mr. Nasgovitz has sole voting and sole dispositive power over 788,000 and 0 shares, respectively.

               To the best of the Company’s knowledge, there are no arrangements giving any stockholder the right to acquire the beneficial ownership of any shares owned by any other stockholder.

EXECUTIVE COMPENSATION

               The following Summary Compensation Table shows the annual compensation paid to (1) the Company’s chief executive officer; and (2) the four most highly compensated executive officers of the Company, other than the chief executive officer.

Summary Compensation Table

		Annual Compensation

				All Other
Name and Principal		Salary	Bonus	Compensation
Position	Year	($)(1)	($)	($)(2)
Edward J. Shoen	2003	503,708	—	334
Chairman of the Board	2002	503,708	—	1,311
and President of AMERCO and U-Haul	2001	503,708	—	2,311
Mark V. Shoen	2003	617,308	—	334
President of U-Haul	2002	623,077	—	1,311
Phoenix Operations	2001	623,077	—	2,311
Gary V. Klinefelter	2003	251,738	55,000	334
Secretary and General	2002	222,547	67,000	1,311
Counsel of AMERCO and U-Haul	2001	224,239	60,000	2,311
Gary B. Horton	2003	242,308	40,000	334
Treasurer of AMERCO	2002	233,655	40,000	1,311
and Assistant Treasurer of U-Haul	2001	234,539	110,000	2,192
Ronald C. Frank	2003	237,995	15,704	334
Executive V.P. U-Haul	2002	188,471	—	1,311
Field Operations	2001	188,471	—	2,311

(1)	Includes annual fees paid to Directors of the Company and U-Haul.

(2)	Represents the value of Common Stock allocated under the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan.

BOARD REPORT ON EXECUTIVE COMPENSATION

     While the Company has established a Compensation Committee, the entire Board of Directors reviewed and determined the amount of compensation paid to the Chairman of the Board and President for fiscal 2003. The determination was subjective and not subject to a specific criteria. Although the Board of Directors had primary authority with respect to compensation decisions for the Company’s other executive officers during fiscal 2003, the Chairman of the Board and President has historically and continued to make these decisions with the counsel of individual Board members, subject to the ability of the full Board to revise or override these decisions. Executive compensation was set at levels designed to retain the Company’s executive officers and was based on subjective factors such as his perception of each officer’s performance and changes in functional responsibility.

     In addition to its involvement in executive compensation matters as described above, the Board of Directors determines the amount, if any, of the Company’s contribution pursuant to the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan.

John P. Brogan	James J. Grogan

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (“Audit Committee”) is composed of three independent directors and operates under a written charter adopted by the Board of Directors.

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based on the Audit Committee’s discussions with management and the independent accountants and its review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003 filed with the Securities and Exchange Commission.

John P. Brogan	James J. Grogan	John M. Dodds

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company’s Common Stock for the period March 31, 1998 through March 31, 2003 with the cumulative total return on the Dow Jones Composite Average and the Dow Jones Transportation Average. The comparison assumes that $100 was invested on March 31, 1998 in the Company’s Common Stock and in each of the comparison indices. The graph reflects the closing price of the Common Stock trading on Nasdaq on March 31, 1999, 2000, 2001, 2002 and 2003.

	1998	1999	2000	2001	2002	2003
AMERCO	100.00	70	60	69	57	13
Dow Jones Composite Average	100.00	104	108	107	106	79
Dow Jones Transportation Average	100.00	92	77	77	82	60

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers are:

Name	Age *	Office

Edward J. Shoen	54	Chairman of the Board, President, and Director
William E. Carty	76	Director
John M. Dodds	66	Director
Charles J. Bayer	63	Director
John P. Brogan	59	Director
James J. Grogan	49	Director
M. Frank Lyons	67	Director
James P. Shoen	43	Director
Gary B. Horton	59	Treasurer of AMERCO and Asst. Treasurer of U-Haul
Gary V. Klinefelter Rocky D. Wardrip	55 45	Secretary & General Counsel of AMERCO and U-Haul Assistant Treasurer of AMERCO

Name	Age *	Office

Mark V. Shoen	52	President of U-Haul Phoenix Operations
John C. Taylor	45	Director and Executive V.P. of U-Haul
Ronald C. Frank	62	Executive V.P. of U-Haul Field Operations
Mark A. Haydukovich	46	President of Oxford Life Insurance Company
Carlos Vizcarra	56	President of Amerco Real Estate Company
Richard M. Amoroso	44	President of Republic Western Insurance Company

*     Ages are as of June 30, 2003.

     See “Election of Directors” for information regarding Edward J. Shoen, William E. Carty, Charles J. Bayer, James P. Shoen, John M. Dodds, John P. Brogan, James J. Grogan and M. Frank Lyons.

     Gary B. Horton has served as Treasurer of the Company since 1982 and Assistant Treasurer of U-Haul since 1990. He has been associated with the Company since 1969.

     Gary V. Klinefelter, Secretary of the Company since 1988 and Secretary of U-Haul since 1990, is licensed as an attorney in Arizona and has served as General Counsel of the Company and U-Haul since June 1988. He has been associated with the Company since 1978.

     Rocky D. Wardrip, Assistant Treasurer of the Company since 1990, has been associated with the Company since 1978 in various capacities within accounting and treasury operations.

     Mark V. Shoen has served as a Director of the Company from 1990 until February 1997. He has served as a Director of U-Haul from 1990 until November 1997 and as President, Phoenix Operations, from 1994 to present.

     John C. Taylor, Director of U-Haul since 1990, has been associated with the Company since 1981. He is presently an Executive Vice President of U-Haul.

     Ronald C. Frank has been associated with the Company since 1959. He is presently Executive Vice President of U-Haul Field Operations.

     Mark A. Haydukovich has served as President of Oxford Life Insurance Company (“Oxford”) since June 1997. From 1980 to 1997 he served as Vice President of Oxford.

     Carlos Vizcarra has served as President of Amerco Real Estate Company since September 2000. He began his previous position as Vice President/Storage Product Group for U-Haul in 1988.

     Richard M. Amoroso has served as President of Republic Western Insurance Company (“RepWest”) since August 2000. He was Assistant General Counsel of U-Haul from 1993 until February 2000. He served as Assistant General Counsel of ON Semiconductor Corporation from February to August 2000.

     Edward J., Mark V., and James P. Shoen are brothers. William E. Carty is the uncle of Edward J. and Mark V. Shoen. M. Frank Lyons was married to William E. Carty’s sister and the aunt of Edward J. and Mark V. Shoen until her death in 1992.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 23, 2002, Mark V. Shoen, President, U-Haul Phoenix Operations and a significant stockholder of the Company, purchased a condominium in Phoenix, Arizona from Oxford. The purchase price was $279,573, which was in excess of the appraised value.

     During fiscal 2003, U-Haul purchased $2.1 million of printing from Form Builders, Inc. Mark V. Shoen, his daughter and Edward J. Shoen’s sons are major stockholders of Form Builders, Inc. Edward J. Shoen is Chairman of the Board of Directors and President of the Company and is a significant stockholder of the Company. Mark V. Shoen is President, U-Haul Phoenix Operations and is a significant stockholder of the Company. The Company ceased doing business with Form Builders, Inc. on April 18, 2003.

     During fiscal 2003, Sam Shoen, a son of Edward J. Shoen, was employed by U-Haul as project group supervisor. Mr. Shoen was paid an aggregate salary and bonus of $77,327 for his services during the fiscal year.

     During fiscal 2003, a subsidiary of the Company held various senior and junior unsecured notes of SAC Holdings Corporation and its subsidiaries (“SAC Holdings”). Substantially all of the equity interest of SAC Holdings is owned by Mark V. Shoen, a significant shareholder and executive officer of the Company. The Company does not have an equity ownership interest in SAC Holdings, except for minority investments made by RepWest and Oxford in a SAC Holdings-controlled limited partnership which holds Canadian self-storage properties. The senior unsecured notes of SAC Holdings that the Company holds rank equal in right of payment with the notes of certain senior mortgage holders, but junior to the extent of the collateral securing the applicable mortgages and junior to the extent of the cash flow waterfalls that favor the senior mortgage holders. The Company received cash interest payments of $26.6 million from SAC Holdings during fiscal year 2003. The notes receivable balance outstanding at March 31, 2003 was, in the aggregate, $394.2 million. The largest aggregate amount outstanding during the fiscal year ended March 31, 2003 was $407.4 million. At March 31, 2003, SAC Holdings’ notes and loans payable to third parties totaled $589.0 million. Interest on the senior and junior notes accrues at rates ranging from 6.5% to 13%.

     Interest accrues on the outstanding principal balance of senior notes of SAC Holdings that the Company holds at a fixed rate and is paid on a monthly basis.

     Interest accrues on the outstanding principal balance of junior notes of SAC Holdings that the Company holds at a stated rate of basic interest. A fixed portion of that basic interest is paid on a monthly basis. Additional interest is paid on the same payment date based on the difference between the amount of remaining basic interest and an amount equal to a specified percentage of the net cash flow before interest expense generated by the underlying property minus the sum of the principal and interest due on the senior notes of SAC Holdings relating to that property and a multiple of the fixed portion of basic interest paid on that monthly payment date.

     The latter amount is referred to as the “cash flow-based calculation.”

     To the extent that this cash flow-based calculation exceeds the amount of remaining basic interest, contingent interest equal to that excess and the amount of remaining basic interest are paid on the same monthly date as the fixed portion of basic interest. To the extent that the cash flow-based calculation is less than the amount of remaining basic interest, the additional interest payable on the applicable monthly date is limited to the amount of that cash flow-based calculation. In such a case, the excess of the remaining basic interest over the cash flow-based calculation is deferred and all amounts so deferred bear the stated rate of basic interest until maturity of the junior note.

     In addition, subject to certain contingencies, the junior notes provide that the holder of the note is entitled to receive 90% of the appreciation realized upon, among other things, the sale of such property by SAC Holdings. To date, no such properties have been sold by SAC Holdings.

     The Company currently manages the self-storage properties owned by SAC Holdings pursuant to a standard form of management agreement with each SAC Holdings subsidiary, under which the Company receives a management fee equal to 6% of the gross receipts. The Company received management fees of $12.3 million during fiscal year 2003. This management fee is consistent with the fees received for other properties the Company manages for third parties.

     RepWest and Oxford currently hold a 46% limited partnership interest in Securespace Limited Partnership (“Securespace”), a Nevada limited partnership. A SAC Holdings subsidiary serves as the general partner of Securespace and owns a 1% interest. Another SAC Holdings subsidiary owns the remaining 53% limited partnership interest in Securespace. Securespace was formed by SAC Holdings to be the owner of various Canadian self-storage properties.

     During fiscal year 2003, the Company leased space for marketing company offices, vehicle repair shops and hitch installation centers in 35 locations owned by subsidiaries of SAC Holdings. Total lease payments pursuant to such leases were $2.1 million during fiscal year 2003. The terms of the leases are similar to the terms of leases for other properties owned by unrelated parties that are leased to the Company.

     At March 31, 2003, subsidiaries of SAC Holdings acted as U-Haul independent dealers. The financial and other terms of the dealership contracts with subsidiaries of SAC Holdings are substantially identical to the terms of those with the Company’s other independent dealers. During fiscal 2003, the Company paid subsidiaries of SAC Holdings $27.7 million in commissions pursuant to such dealership contracts.

     The transactions discussed above involving SAC Holdings have all been eliminated from the Company’s consolidated financial statements. Although these transactions have been eliminated for financial statement reporting purposes, except for minority investments made by RepWest and Oxford in Securespace, the Company has not had any equity ownership interest in SAC Holdings.

     SAC Holdings were established in order to acquire self-storage properties which are being managed by the Company pursuant to management agreements. The sale of self-storage properties by the Company to SAC Holdings has in the past provided significant cash flows to the Company and the Company’s outstanding loans to SAC Holdings entitle the Company to participate in SAC Holdings’ excess cash flows (after senior debt service).

     Management believes that its sales of self-storage properties to SAC Holdings over the past several years provided a unique structure for the Company to earn rental revenues from the SAC Holdings self-storage properties that the Company manages and participate in SAC Holdings’ excess cash flows as described above.

     Although the Board of Directors of the appropriate subsidiary which was a party to each transaction with SAC Holdings approved such transaction at the time it was completed, the Company did not seek approval by AMERCO’s Board of Directors for such transactions. However, AMERCO’s Board of Directors, including the independent members, was made aware of and received periodic updates regarding such transactions from time to time. All future real estate transactions with SAC Holdings that involve the Company or any of its subsidiaries will have the prior approval of AMERCO’s Board of Directors, even if it is not legally required, including a majority of the independent members of AMERCO’s Board of Directors.

     In connection with transactions described above regarding parts, tools and printing services, the Internal Audit Department of U-Haul periodically tests pricing against competitive third party bids for fairness.

     Management believes that the foregoing transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions.

CHAPTER 11 FILING

     On June 20, 2003, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court, District of Nevada (the “Bankruptcy Court”) (Case No. 0352103). Amerco Real Estate Company filed a voluntary petition for relief under Chapter 11 on August 13, 2003. The Company’s other subsidiaries were not included in either of the filings. The Company and Amerco Real Estate Company will continue to manage their properties and operate their businesses as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

DERIVATIVE ACTION

     On September 24, 2002, Paul F. Shoen filed a derivative action in the Second Judicial District Court of the State of Nevada, Washoe County, captioned Paul F. Shoen vs. SAC Holding Corporation et al, CV02-05602, seeking damages and equitable relief on behalf of the Company from SAC Holdings and certain current and former members of the Company’s Board of Directors, including Edward J. Shoen, Mark V. Shoen and James P. Shoen as defendants. The Company is named a nominal defendant for purposes of the derivative action. The complaint alleges breach of fiduciary duty, self-dealing, usurpation of corporate opportunities, wrongful interference with prospective economic advantage and unjust enrichment and seeks the unwinding of sales of self-storage properties by subsidiaries of the Company to SAC Holdings over the last several years. The complaint seeks a declaration that such transfers are void as well as unspecified damages. On October 28, 2002, the Company, the Shoen directors, the non-Shoen directors and SAC Holdings filed Motions to Dismiss the complaint. In addition, on October 28, 2002, Ron Belec filed a derivative action in the Second Judicial District Court of the State of Nevada, Washoe County, captioned Ron Belec vs. William E. Carty, et al, CV 02-06331 and on January 16, 2003, M.S. Management Company, Inc. filed a derivative action in the Second Judicial District Court of the State of Nevada, Washoe County, captioned M.S. Management Company, Inc. vs. William E. Carty, et. al, CV 03-00386. Two additional derivative suits also were filed against these parties. These additional suits are substantially similar to the Paul F. Shoen derivative action. The five suits assert virtually identical claims. In fact, three of the five plaintiffs are parties who are working closely together and chose to file the same claims multiple times. The court consolidated all five complaints before dismissing them on May 8, 2003. Plaintiffs have filed a notice of appeal. These lawsuits falsely alleged that the Company’s Board lacked independence. In reaching its decision to dismiss these claims, the court determined that the Company’s Board of Directors had the requisite level of independence required in order to have these claims resolved by the Board.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     The principal independent accounting firm utilized by the Company during the fiscal year ended March 31, 2003 was BDO Seidman, LLP (“BDO”), independent certified public accountants. It is contemplated that BDO will be retained as the principal accounting firm to be utilized by the Company for the fiscal year ended March 31, 2004. Representatives of BDO will not be present at the Meeting.

     Audit Fees. BDO billed the Company an aggregate of $2,292,169 for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended March 31, 2003 and its reviews of the Company’s financial statements included in the Company’s Forms 10-Q during fiscal 2003. BDO billed the Company an aggregate of $1,320,000 for professional services rendered for the re-audit of the Company’s financial statements for the fiscal years ended March 31, 2001 and March 31, 2002.

     Financial Information Systems Design and Implementation Fees. During the year ended March 31, 2003, BDO provided no services and therefore billed no fees to the Company in connection with financial information systems design and implementation.

     Audit-Related Fees. During the year ended March 31, 2003, BDO billed the Company an aggregate of $495,319 for other services rendered, primarily in connection with a note offering circular and accounting advisory services.

     Tax and Other Fees. Other than the fees relating to the services described above, there were no additional fees billed by BDO for the fiscal year ended March 31, 2003.

     The Audit Committee has determined that the provision of services by BDO described in the preceding paragraphs were compatible with maintaining BDO’s independence as the Company’s principal accountant.

     On July 17, 2002, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors. On August 8, 2002, the Company engaged BDO as the Company’s independent auditing firm.

     On July 23, 2002, the Company disclosed the following:

•	That the reports of PwC on the financial statements of the Company for the fiscal years ended March 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

•	That the decision to dismiss PwC was recommended by the Company’s audit committee and authorized by the Board of Directors of the Company.

•	That for the Company’s fiscal years ended March 31, 2002 and 2001 and through July 17, 2002, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused it to make reference to the subject matter of the disagreements in its report.

•	That for the Company’s fiscal years ended March 31, 2002 and 2001 and through July 17, 2002, there had occurred none of the “reportable events” listed in Item 304 (a)(1)(v)(A-D) of Regulation S-K.

•	That PwC indicated to the Company that material weaknesses exist in certain aspects of the Company’s internal controls that were noted during PwC’s audits of the Company’s financial statements for the fiscal years ended March 31, 2001 and 2002.

•	That PwC recommended examination and augmentation, as appropriate, of certain aspects of the Company’s internal control procedures, including the following: (1) Responsibility for each general ledger account should be assigned to an appropriate person, reconciliations (particularly with respect to intercompany accounts with SAC Holdings, inventory, and fixed assets) should be performed on a monthly basis, and the financial reporting manager should ensure that all accounts with variances at month-end are investigated and corrected within an appropriate timeframe; (2) The internal control structure and monitoring process of management should be strengthened to help detect misstated account balances on a timely basis. Corrections of items should be made on a timely basis, as well, to ensure proper quarterly and annual reporting; (3) Access to the general ledger should be limited to a few select individuals, with the appropriate level of authority, who do not possess incompatible job responsibilities. Further, journal entries should be reviewed and approved to ensure that each adjustment is supported by appropriate documentation and that each entry has been reflected on the subsidiary ledger, if applicable; (4) Controls relating to inventory costing, including LIFO reserve calculations, manufacturing and overhead costs, and retention of records should be improved; and (5) Position vacancies should be filled in a timely manner with competent personnel. Documentation of job responsibilities, processes, etc. should be prepared to ensure efficient and accurate knowledge transfer. In addition, cross training of employees and functions should occur to strengthen the control environment and to minimize disruptions in the event of employee turnover.

•	That the Audit Committee had discussed these matters with PwC and the Company had begun addressing these matters.

•	That the Company had authorized PwC to respond fully to any inquiries concerning these matters from the auditor selected to replace PwC.

•	That the Company had received a letter from PwC stating that PwC agreed with the statements reported above.

     Subsequently, the Report of Independent Accountants on the financial statements of the Company for the year ended March 31, 2002 issued by PwC on January 6, 2003 included a going concern explanatory paragraph. Such explanatory paragraph expressed substantial doubt about the Company’s ability to continue as a going concern due, in part, to AMERCO’s default (either directly or indirectly as a result of cross-default) of approximately $1,175.4 million in current obligations.

     On May 7, 2003 PwC notified the Company that the report referred to in the preceding paragraph, that is dual dated September 23, 2002, except notes 1, 21, and 22, which are dated January 6, 2003, should no longer be associated with the financial statements (a) of AMERCO and its subsidiaries, SAC Holding Corporation and its subsidiaries, and SAC Holding Corporation II and its subsidiaries at March 31, 2002, and the results of their operations and their cash flows for the year then ended and (b) of AMERCO and its subsidiaries and SAC Holding Corporation and its subsidiaries at March 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2001.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s securities with the Securities and Exchange Commission. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms received by it, the Company believes that during fiscal 2003, all Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders were complied with.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     For inclusion in the proxy statement and form of proxy relating to the 2004 Annual Meeting of Stockholders, a proposal intended for presentation at that meeting must be submitted in accordance with the applicable rules of the Securities and Exchange Commission and received by the Secretary of AMERCO, c/o U-Haul International, Inc., 2721 North Central Avenue, Phoenix, Arizona 85004, on or before June 3, 2004. Proposals to be presented at the 2004 Annual Meeting of Stockholders that are not intended for inclusion in the proxy statement and form of proxy must be submitted by that date and in accordance with the applicable provisions of the Company’s By-Laws, a copy of which is available upon written request, delivered to the Secretary of AMERCO at the address in the preceding sentence. The Company suggests that proponents submit their proposals to the Secretary of AMERCO by Certified Mail-Return Receipt Requested.

OTHER MATTERS

     A copy of the Company’s Annual Report for the fiscal year ended March 31, 2003 is enclosed with this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation material.

     THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER OF RECORD ON THE RECORD DATE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2003, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. WRITTEN REQUESTS FOR THIS INFORMATION SHOULD BE DIRECTED TO: MANAGER, FINANCIAL REPORTING, U-HAUL INTERNATIONAL, INC., P.O. BOX 21502, PHOENIX, ARIZONA 85036-1502.

EXHIBIT A

AMERCO 2003 ANNUAL MEETING OF STOCKHOLDERS

November 7, 2003

Reno, Nevada

MEETING PROCEDURES

     In fairness to all stockholders attending the 2003 Annual Meeting, and in the interest of an orderly meeting, we ask you to honor the following:

     A.     Admission to the meeting is limited to stockholders of record or their proxies. Stockholders of record voting by proxy will not be admitted to the meeting unless their proxies are revoked, in which case the holders of the revoked proxies will not be permitted to attend the meeting. The meeting will not be open to the public. The media will not be given access to the meeting through the proxy process.

     B.     Cameras and recording devices of all kinds (including stenographic) are prohibited in the meeting room.

     C.     After calling the meeting to order, the Chairman will require the registration of all stockholders intending to vote in person, and the filing of all proxies with the teller. After the announced time for such filing of proxies has ended, no further proxies or changes, substitutions, or revocations of proxies will be accepted. (Bylaws, Article II, Section 9)

     D.     The Chairman of the meeting has absolute authority to determine the order of business to be conducted at the meeting and to establish rules for, and appoint personnel to assist in, preserving the orderly conduct of the business of the meeting (including any informal, or question-and-answer, portions thereof). (Bylaws, Article II, Section 9)

     E.     When an item is before the meeting for consideration, questions and comments are to be confined to that item only.

     F.     Pursuant to Article II, Section 5 of the Company’s Bylaws, only such business (including director nominations) as shall have been properly brought before the meeting shall be conducted.

     Pursuant to the Company’s Bylaws, in order to be properly brought before the meeting, such business must have either been (1) specified in the written notice of the meeting given to stockholders on the record date for such meeting by or at the direction of the Board of Directors, (2) brought before the meeting at the direction of the Board of Directors or the Chairman of the meeting, or (3) specified in a written notice given by or on behalf of a stockholder on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements.

          (a)      Such notice must have been delivered personally to, or mailed to and received at, the principal executive office of the corporation, addressed to the attention of the Secretary no later than March 29, 2003.

          (b)      Such notice must have set forth:

                     (i)      a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting,

                     (ii)      the name and address of the person proposing to bring such business before the meeting,

                     (iii)      the class and number of shares held of record, held beneficially, and represented by proxy by such person as of the record date for the meeting,

                     (iv)      if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act”), and the written consent of each such nominee to serve if elected,

                     (v)      any material interest of such stockholder in the specified business,

                     (vi)      whether or not such stockholder is a member of any partnership, limited partnership, syndicate, or other group pursuant to any agreement, arrangement, relationship, understanding, or otherwise, whether or not in writing, organized in whole or in part for the purpose of acquiring, owning, or voting shares of the corporation, and

                     (vii)      all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act.

     No business shall be brought before any meeting of the Company’s stockholders otherwise than as provided in this Section. The Chairman of the meeting may, if the facts warrant, determine that any proposed item of business or nomination as director was not brought before the meeting in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the improper item of business or nomination shall be disregarded.

     G.     At the appropriate time, any stockholder who wishes to address the meeting should do so only upon being recognized by the Chairman of the meeting. After such recognition, please state your name, whether you are a stockholder or a proxy for a stockholder, and, if you are a proxy, name the stockholder you represent. All matters should be concisely presented.

     H.     A person otherwise entitled to attend the meeting will cease to be so entitled if, in the judgment of the Chairman of the meeting, such person engages thereat in disorderly conduct impeding the proper conduct of the meeting against the interests of all stockholders as a group. (Bylaws, Article II, Section 6)

     I.     If there are any questions remaining after the meeting is adjourned, please take them up with the representatives of the Company at the Secretary’s desk. Also, any matters of a personal nature that concern you as a stockholder should be referred to these representatives after the meeting.

     J.     The views, constructive comments and criticisms from stockholders are welcome. However, it is requested that no matter be brought up that is irrelevant to the business of the Company.

     K.     It is requested that common courtesy be observed at all times.

     Our objective is to encourage open communication and the free expression of ideas, and to conduct an informative and meaningful meeting in a fair and orderly manner. Your cooperation will be sincerely appreciated.

PROXY

AMERCO

ANNUAL MEETING DATE:

November 7, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S
BOARD OF DIRECTORS

     John M. Dodds is hereby appointed proxy, with full power of substitution, to vote all shares of stock which I am (we are) entitled to vote at the AMERCO 2003 Annual Meeting of Stockholders, and at any adjournment thereof.

     Election of Directors:

☐ For all Nominees listed below except as marked to the contrary below

☐ Withhold Authority to vote for all Nominees listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike line through the nominee’s name below.)

CLASS I (term expires 2007) John P. Brogan, James J. Grogan

     This proxy, when properly executed, will be voted as specified above. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE APPOINTED PROXY. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

Signature(s) __________           Dated ______________

     Please sign exactly as your name appears. Joint owners should both sign. Fiduciaries, attorneys, corporate officers, etc., should state their capacities.